Exhibit 99.1

WD-40 Company Reports Third Quarter 2020 Financial Results

~  Company reports diluted EPS of $1.06 for the third quarter  ~

SAN DIEGO – July  9, 2020 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its third fiscal quarter ended May 31, 2020.

Third Fiscal Quarter Financial Highlights

•

Total net sales for the third quarter were $98.2 million, a decrease of 14 percent compared to the prior year fiscal quarter. Year-to-date total net sales were $296.9 million, a decrease of 6 percent compared to the prior year fiscal period.

•

Translation of the Company’s foreign subsidiary results to U.S. dollars had an unfavorable impact on sales for the current quarter and year-to-date. On a constant currency basis, total net sales would have been $100.5 million for the third quarter and $301.1 million year to date.

•

Net income for the third quarter was $14.5 million, a decrease of 20 percent compared to the prior year fiscal quarter. Year-to-date net income was $41.0 million, a decrease of 13 percent from the prior year fiscal period.

•

Diluted earnings per share were $1.06 in the third quarter, compared to $1.30 per share for the prior year fiscal quarter. Year-to-date diluted earnings per share were $2.98 compared to $3.39 in the prior year fiscal period.

•

Gross margin was 54.0 percent in the third quarter compared to 54.5 percent in the prior year fiscal quarter. Year-to-date gross margin was 54.0 percent compared to 55.0 percent in the prior year fiscal period.

•

Selling, general and administrative expenses were down 13 percent in the third quarter to $27.9 million when compared to the prior year fiscal quarter. Year-to-date selling, general and administrative expenses were down 5 percent to $90.4 million compared to the prior year fiscal period.

•

Advertising and sales promotion expenses were down 24 percent in the third quarter to $4.8 million when compared to the prior year fiscal quarter. Year-to-date advertising and sales promotion expenses were  down 13 percent to $15.2 million compared to the prior year fiscal period.

“Our total sales in the third quarter declined by 14 percent due to disruptions related to the COVID-19 pandemic,” said Garry Ridge, WD-40 Company’s chairman and chief executive officer. “As a global business that operates in 176 countries around the world, each of our locations has been impacted by COVID-19 in different ways but our tribe members everywhere adapted quickly to the unprecedented situation which enabled us to hold our own this quarter even while confronted with extremely challenging circumstances.”

“I have often said that physical awareness and mental awareness of our product – or said simply, making our end-users aware of our products and making them easy to buy – is core to our continued success. COVID-19 has reinforced this lesson for me. In geographies and trade channels where our products remained easy to buy, like in e-commerce and in certain countries that were not subject to movement restrictions, we performed very well in the third quarter. However, in markets with strict movement restrictions in place or less developed e-commerce adoption, our sales  were more severely impacted.”

“Though the global health crisis is not over yet, I do believe that we have maneuvered through the immediate crisis very well. We have always had a very clear strategy with very clear targets enabled by an enviable culture. What this crisis has required us to do is pause, reset, and become even more laser-focused on how we will achieve our growth aspirations,” concluded Ridge.

Net Sales by Segment (in thousands):

	Three Months Ended May 31,			Nine Months Ended May 31,
	2020	2019	Change	2020	2019	Change
Americas	$50,094	$52,966	(5)%	$143,672	$144,654	(1)%
EMEA	32,521	44,548	(27)%	113,519	124,259	(9)%
Asia-Pacific	15,632	16,475	(5)%	39,661	47,693	(17)%
Total	$98,247	$113,989	(14)%	$296,852	$316,606	(6)%

•	Net sales by segment as a percent of total net sales for the third quarter were as follows: for the Americas, 51 percent; for EMEA, 33 percent; and for Asia-Pacific, 16 percent.
•

Net sales in the Americas decreased 5 percent in the third quarter primarily due to lower sales of WD-40 Multi-Use Product in Latin America which decreased 46 percent compared to the prior year fiscal quarter. This decline was driven by disruptions around the distribution and sales of our products due to the complete lock down of most countries in the region due to the COVID-19 pandemic. In addition, sales in Latin America were negatively impacted due to decreased sales in Mexico from period to period as a result of a change the Company made to the distribution model for this region. Also contributing to lower sales in the Americas were decreased sales in Canada which declined 10 percent compared to the prior year fiscal quarter due to the negative impacts of COVID-19.  Partially offsetting these declines were higher sales in the United States, which increased 1 percent compared to the prior year fiscal quarter due to increased demand for cleaning products as a result of the COVID-19 pandemic.

•

Net sales in EMEA decreased 27 percent in the third quarter primarily due to lower sales of WD-40 Multi-Use Product throughout the Company’s European direct and distributor markets, which declined 28 and 25 percent, respectively. These decreases were due to disruptions related to the COVID-19 pandemic. Also contributing to lower sales in EMEA were decreased sales of homecare and cleaning products which declined 45 percent compared to the prior year fiscal quarter. This sales decrease was primarily due to sales of 1001 Carpet Fresh which were significantly higher in the prior year fiscal quarter due to positive impacts of digital marketing associated with the brand. Changes in foreign currency exchange rates had an unfavorable impact on sales for EMEA when compared to the prior year quarter. On a constant currency basis, EMEA sales for the third quarter would have decreased to $33.8 million or 24 percent compared to the prior year fiscal quarter.

•

Net sales in Asia-Pacific decreased 5 percent in the third quarter primarily due to lower sales of WD-40 Multi-Use Product in the Asia distributor market, which decreased 33 percent compared to the prior fiscal quarter. The decrease in sales in the Asia distributor market was mainly due to disruptions related to the COVID-19 pandemic. Partially offsetting these declines were higher sales in both Australia and China, which increased 16 and 26 percent respectively compared to the prior year fiscal quarter. The increase in sales in Australia was mainly driven by increased demand for Solvol® and no vac® as a result of the COVID-19 pandemic.  The increase in sales in China was mainly driven by the company’s ability to resume normal operations and ship many large orders in the third quarter that had previously been delayed due to the impacts of the COVID-19 pandemic and Chinese New Year. Changes in foreign currency exchange rates had an unfavorable impact on sales for Asia-Pacific when compared to the prior year quarter. On a constant currency basis, Asia-Pacific sales for the third quarter would have decreased to $16.4 million or 1 percent compared to the prior year fiscal quarter.

Net Sales by Product Group (in thousands):

	Three Months Ended May 31,			Nine Months Ended May 31,
	2020	2019	Change	2020	2019	Change
Maintenance products	$87,859	$104,533	(16)%	$268,676	$289,371	(7)%
Homecare and cleaning products	10,388	9,456	10%	28,176	27,235	3%
Total	$98,247	$113,989	(14)%	$296,852	$316,606	(6)%

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, decreased 16 percent in the third quarter when compared to the prior year fiscal quarter.  This sales decline was primarily attributable to decreased sales of WD-40 Multi-Use Product in all three segments due to disruptions related to the COVID-19 pandemic.

•

Net sales of homecare and cleaning products increased 10 percent in the third quarter when compared to the prior year fiscal quarter. This higher level of sales was due to the increased demand for such products that has resulted from the COVID-19 pandemic. The homecare and cleaning products, particularly those in the United States, are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of multi-purpose maintenance products grow per the execution of the Company’s strategic initiatives.

Dividend and Share Repurchase

As previously announced, WD-40 Company’s board of directors declared on Tuesday, June 16, 2020 a regular quarterly dividend of $0.67  per share payable July 31, 2020 to stockholders of record at the close of business on July 17, 2020.

On June 19, 2018, the Company’s Board of Directors approved a share buy-back plan. Under the plan, which became effective on September 1, 2018, the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2020. The timing and amount of repurchases are based on terms and conditions as may be acceptable to the Company’s Chief Executive Officer and Chief Financial Officer and in compliance with all laws and regulations applicable thereto. During the period from September 1, 2018 through May 31, 2020, the Company repurchased 268,538 shares at a total cost of $46.4 million under this $75.0 million plan. On April 8, 2020, the Company elected to temporarily suspend repurchases under its current share buy-back plan. The Company has elected this suspension in order to preserve cash while it monitors the impacts of the COVID-19 pandemic as it continues to unfold. Therefore, no repurchases of the Company’s stock were transacted between April 8, 2020 and May 31, 2020.

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call including management’s current view of the business in light of the COVID-19 pandemic.   Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company markets its maintenance products and homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $423.4 million in fiscal year 2019 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; the length and severity of the current COVID-19 pandemic and its impact on the global economy and the Company’s financial results; and forecasted foreign currency exchange rates and commodity prices. Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2019, and in the Company’s Quarterly Report on Form 10-Q for the period ended May 31, 2020 which the Company expects to file with the SEC on July 9, 2020.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of July 9, 2020, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes and General Definitions

(1)

The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava®  and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	May 31,	August 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$88,555	$27,233
Trade accounts receivable, less allowance for doubtful
accounts of $399 and $300 at May 31, 2020
and August 31, 2019, respectively	76,390	72,864
Inventories	42,970	40,682
Other current assets	5,350	7,216
Total current assets	213,265	147,995
Property and equipment, net	56,712	45,076
Goodwill	95,376	95,347
Other intangible assets, net	8,821	10,652
Operating lease right-of-use assets	7,769	-
Deferred tax assets, net	422	403
Other assets	3,586	3,189
Total assets	$385,951	$302,662

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$17,386	$18,727
Accrued liabilities	18,017	18,513
Accrued payroll and related expenses	9,653	15,301
Short-term borrowings	70,800	21,205
Income taxes payable	1,893	844
Total current liabilities	117,749	74,590
Long-term borrowings	94,566	60,221
Deferred tax liabilities, net	11,457	11,688
Long-term operating lease liabilities	6,346	-
Other long-term liabilities	10,850	10,688
Total liabilities	240,968	157,187

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,812,685 and 19,773,977 shares issued at May 31, 2020 and
August 31, 2019, respectively; and 13,664,786 and 13,718,661 shares
outstanding at May 31, 2020 and August 31, 2019, respectively	20	20
Additional paid-in capital	157,101	155,132
Retained earnings	388,265	374,060
Accumulated other comprehensive loss	(32,323)	(32,482)
Common stock held in treasury, at cost ― 6,147,899 and 6,055,316
shares at May 31, 2020 and August 31, 2019, respectively	(368,080)	(351,255)
Total shareholders' equity	144,983	145,475
Total liabilities and shareholders' equity	$385,951	$302,662

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2020	2019	2020	2019

Net sales	$98,247	$113,989	$296,852	$316,606
Cost of products sold	45,197	51,906	136,657	142,534
Gross profit	53,050	62,083	160,195	174,072

Operating expenses:
Selling, general and administrative	27,922	31,956	90,427	95,278
Advertising and sales promotion	4,764	6,270	15,211	17,420
Amortization of definite-lived intangible assets	552	655	1,856	2,056
Total operating expenses	33,238	38,881	107,494	114,754

Income from operations	19,812	23,202	52,701	59,318

Other income (expense):
Interest income	20	27	73	123
Interest expense	(778)	(567)	(1,813)	(1,962)
Other income (expense), net	27	(45)	(197)	828
Income before income taxes	19,081	22,617	50,764	58,307
Provision for income taxes	4,557	4,478	9,719	10,983
Net income	$14,524	$18,139	$41,045	$47,324

Earnings per common share:
Basic	$1.06	$1.30	$2.98	$3.40
Diluted	$1.06	$1.30	$2.98	$3.39

Shares used in per share calculations:
Basic	13,674	13,790	13,700	13,821
Diluted	13,700	13,820	13,727	13,853

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Nine Months Ended May 31,
	2020	2019
Operating activities:
Net income	$41,045	$47,324
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	5,980	5,710
Net gains on sales and disposals of property and equipment	(115)	(72)
Deferred income taxes	(221)	310
Stock-based compensation	4,609	3,947
Unrealized foreign currency exchange losses (gains)	30	(658)
Provision for bad debts	98	95
Changes in assets and liabilities:
Trade accounts receivable	(3,006)	(8,286)
Inventories	(2,433)	(6,841)
Other assets	1,443	7,099
Operating lease assets and liabilities, net	224	-
Accounts payable and accrued liabilities	(2,367)	(8,458)
Accrued payroll and related expenses	(5,758)	(2,297)
Other long-term liabilities and income taxes payable	1,227	(1,602)
Net cash provided by operating activities	40,756	36,271

Investing activities:
Purchases of property and equipment	(17,411)	(8,701)
Proceeds from sales of property and equipment	321	261
Net cash used in investing activities	(17,090)	(8,220)

Financing activities:
Treasury stock purchases	(16,825)	(22,384)
Dividends paid	(26,840)	(24,468)
Repayments of long-term senior notes	(800)	(800)
Net proceeds of revolving credit facility	84,595	11,261
Shares withheld to cover taxes upon conversions of equity awards	(2,640)	(2,433)
Net cash provided by (used in) financing activities	37,490	(38,824)
Effect of exchange rate changes on cash and cash equivalents	166	(2,352)
Net increase (decrease) in cash and cash equivalents	61,322	(13,125)
Cash and cash equivalents at beginning of period	27,233	48,866
Cash and cash equivalents at end of period	$88,555	$35,741

Supplemental disclosure of noncash investing activities:
Accrued capital expenditures	$454	$1,256